EXHIBIT 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

FOR IMMEDIATE RELEASE, November 3, 2009

ORIENT-EXPRESS HOTELS REPORTS THIRD QUARTER 2009 RESULTS

Third Quarter 2009 Earnings Summary

•                  Third quarter total revenues, excluding Real Estate, of $142.5 million

•                  Same store RevPAR down 20% in local currency, 26% in US dollars

•                  Adjusted EBITDA before Real Estate and Impairment of $30.6 million

Key Events

•                  Windsor Court Hotel, New Orleans sold in October, for $44.3 million, over 50x 2008 EBITDA

•                  Total proceeds from non-core asset sales now $86.3 million

•                  Letter of intent signed in October for sale of third non-core hotel asset

•                  Relaunched Hotel das Cataratas, Iguassu Falls, Brazil, upgraded to Orient-Express standards

•                  Returned refurbished Road to Mandalay river cruise ship in Burma to service

•                  Commenced conversion of historic convent into 56 key hotel Palacio Nazarenas, Cuzco, Peru, scheduled for completion in 2011

•                  Sold a further two residential villas at Napasai, Koh Samui, Thailand for $1.7 million

Hamilton, Bermuda, November 3 2009.  Orient-Express Hotels Ltd. (NYSE: OEH, http://www.orient-express.com), owners or part-owners and managers of 49 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries, today announced its results for the third quarter ended September 30, 2009.

The net loss for the period was $13.0 million (loss of $0.17 per common share) on revenue of $144.2 million, compared with net earnings of $6.4 million ($0.15 per common share) on revenue of $176.7 million in the third quarter of 2008.  The net loss from continuing operations for the period was $2.7 million (loss of $0.04 per common share) compared with net earnings from continuing operations of $20.6 million ($0.48 per common share) in the third quarter of 2008.  The adjusted net earnings from continuing operations for the period was $1.4 million ($0.02 per common share) compared with adjusted net earnings from continuing operations of $22.6 million ($0.53 per common share) in the third quarter of 2008.

Commenting on the quarter, Paul White, President and Chief Executive Officer said, “The third quarter has again demonstrated the resilience of the Orient-Express business model.  Our focus on the high end leisure traveller and our international diversification translated into RevPAR declines that were not as steep as those experienced by the luxury sector in general or the ‘big brand’ operators that rely heavily on group and corporate business.  Nevertheless, the quarter was another challenging trading period for the Company and the industry as a whole.

“During the quarter we continued to expedite the sale of non-core assets, with $86.3 million of sales completed so far this year. A non-binding letter of intent has since been signed for the sale of a third non-core hotel asset, and total proceeds are expected to rise to over $100 million by the end of 2009.  The completed sales, coupled with the equity raised in April, has helped to reduce our net debt from $835.3 million at December 31, 2008 to $705.8 million.

“Progress continues on our Real Estate developments in St. Martin. The construction of Porto Cupecoy is nearing completion, with the grand opening scheduled for February 2010. To date the project is nearly 50% sold.  We expect the balance of 93 condominiums to be sold over the next two to three years at an anticipated average price of $0.6 to $0.7 million, which will further deleverage the balance sheet.

“Trading has been consistent with our expectations. It is particularly pleasing to see the operational efficiencies continue through the high season, when savings are more challenging in the luxury sector. Again in this quarter, we achieved savings sufficient to offset 47% of the revenue drop, excluding Charleston Place, which was consolidated from January 1, 2009.”

Business Highlights

Revenue, excluding Real Estate revenue, was $142.5 million in the third quarter of 2009, down $30.8 million from the third quarter of 2008.  On a same store basis, revenue, excluding Real Estate revenue, was down by 22% in US dollars or by $37.7 million.

Revenue from Owned Hotels for the third quarter was $116.5 million, including $10.0 million from Charleston Place. This excludes revenue from Windsor Court Hotel, which has been accounted for as a discontinued operation.  On a same store basis, revenue from Owned Hotels declined by 21% year over year.  Owned Hotels same store RevPAR declined by 20% in local currency (26% in US dollars).

Trains and Cruises revenue fell by 23% or $7.0 million. These operations have a high variable cost component and EBITDA fell by only $2.6 million.

Adjusted EBITDA before Real Estate and Impairment was $30.6 million compared to $51.3 million in the prior year. The principal variances from the third quarter of 2008 included results from owned hotels in Italy (down $3.9 million), Reid’s Palace, Madeira (down $1.2 million), Grand Hotel Europe, St Petersburg (down $2.9 million), La Residencia, Mallorca (down $1.8 million), La Samanna, St. Martin (down $1.2 million), Orient-Express Safaris, Botswana (down $1.2 million), and the Venice Simplon-Orient-Express (down $2.7 million).

The results for the third quarter include a non-cash fixed asset impairment charge of $9.8 million relating to the Company’s ownership of Lilianfels Blue Mountains, Katoomba, Australia.

During the quarter, work started on a fully-financed $14.1 million, 56 key hotel Palacio Nazarenas, Cuzco, Peru, scheduled for completion in 2011.  The hotel, a conversion of an historic convent, will complement our next door Hotel Monasterio with a presidential suite, 29 junior suites, 9 suites and 17 deluxe oxygen-enriched rooms.

The entirely refurbished Road to Mandalay river cruise ship in Burma returned to service in August 2009, after an absence of more than 12 months, following damage sustained during Cyclone Nargis.  A new Governor’s Suite and five additional state cabins have been created.  Deluxe cabins have been reduced in number and expanded to improve the guest experience.

Regional Performance

Europe: In the third quarter, revenues from Owned Hotels were $67.5 million, down 23% from $88.1 million in the third quarter of 2008. EBITDA was $25.6 million in 2009 versus $35.9 million in the prior year. Same store RevPAR decreased by 18% in local currency (26% in US dollars). Overall the Italian hotels experienced a 12% fall in local currency RevPAR (19% in US dollars).  Reid’s Palace, which is heavily dependent on the weakened UK outbound market experienced a 35% fall in local currency RevPAR (39% in US dollars).  Similarly, La Residencia, which is also largely dependent on the UK market, experienced a 31% fall in local currency RevPAR (36% in US dollars).  Grand Hotel Europe, St Petersburg continued to be adversely affected by the global recession and suffered a 28% fall in local currency RevPAR (44% in US dollars).  The depreciation of the rouble had a $1.4 million adverse impact on the hotel’s EBITDA.

North America: Revenue was $19.9 million, including $10.0 million with respect to Charleston Place, South Carolina which was consolidated from January 1, 2009.  Excluding this hotel, revenue was 25% lower than the third quarter of 2008.  Excluding EBITDA of $1.8 million from Charleston Place, there was an EBITDA decrease of $2.2 million.  Same store RevPAR for the region fell by 31%. The region includes La Samanna, St. Martin, which was significantly impacted by the economic downturn as well as the closure of the property for one week due to a hurricane threat. Consequently, the hotel suffered a 41% fall in RevPAR.

Southern Africa: Revenue of $7.2 million was 29% lower year over year, and EBITDA of $1.1 million was 58% lower than in the third quarter of 2008.

South America: Revenue decreased by 10% to $11.3 million in the third quarter of 2009, from $12.5 million in the third quarter of 2008.  EBITDA was $0.9 million, compared to $1.9 million last year.  Copacabana Palace had a RevPAR decrease of 19% in local currency, and EBITDA was down by $0.5 million.  The region’s EBITDA results were impacted by a $1.6 million EBITDA loss at Hotel das Cataratas which was relaunched under the Orient-Express brand in October 2009.

Asia Pacific: Revenue for the third quarter of 2009 was $10.7 million, a decrease of 2% year over year. EBITDA was $2.8 million compared to $2.2 million in the third quarter of 2008.  Same store RevPAR in local currency for the region fell by 4% from $172 to $166.

Hotel management and part-ownership interests: EBITDA for the third quarter of 2009 was a loss of $0.1 million compared to a profit of $4.7 million in the third quarter of 2008, which included $3.1 million of EBITDA from Charleston Place.

Restaurants: Revenue from restaurants in the third quarter of 2009 was $2.2 million compared to $2.9 million in the same quarter of 2008, and EBITDA was a loss of $0.5 million compared with a loss of $0.3 million in 2008.

Trains and Cruises: Revenue was down $7.0 million in the third quarter of 2009, a decrease of 23% year over year, and EBITDA was down by $2.6 million, reflecting the high level of variable costs in the trains business.

Central costs: In the third quarter of 2009, central costs were $7.4 million compared with $6.2 million in the prior year period.  In the quarter, there was a $0.5 million increase in the cost of non-cash equity—compensation awards.

Depreciation and amortization: The depreciation and amortization charge for the third quarter of 2009 was $11.0 million compared with $8.9 million in the third quarter of 2008.  The current year quarter includes $1.9 million relating to Charleston Place, which was consolidated from January 1, 2009.

Interest: The interest charge for the third quarter of 2009 was $7.8 million compared with $10.9 million in the third quarter of 2008.

Tax: The tax charge for the quarter was $7.9 million compared to a charge of $8.2 million in the same quarter in the prior year.  The third quarter 2009 tax charge includes a deferred tax charge of $1.7 million arising in respect of fixed asset timing differences following appreciation of certain local currencies against the US dollar in the quarter.  There was also a benefit to deferred tax of $2.9 million in respect of the impairment charge in the quarter.

Discontinued Operations: The charge in the third quarter of 2009 was $10.3 million.  Discontinued operations in the third quarter include the results of Windsor Court Hotel, New Orleans, Bora Bora Lagoon Resort and La Cabaña, Buenos Aires. The charge included an operating loss in the quarter of $0.4 million and impairment charges, net of tax, of $5.4 million relating to La Cabaña and $4.5 million relating to Bora Bora Lagoon Resort.

Investment:  Capital expenditure in the third quarter was $10.4 million which was necessary to complete projects at, in particular, Grand Hotel Europe and Copacabana Palace.  This also included $5.9 million for Road To Mandalay, which is fully covered by insurance.  There was an additional $9.0 million deposit for the New York hotel project.  In addition, the Company invested $8.9 million during the quarter in the Company’s development at Porto Cupecoy and $3.5 million was invested in Hotel das Cataratas.

Liquidity and Capital Reserves

At September 30, 2009, the Company had total debt of $830.1 million, working capital loans of $8.4 million and cash balances of $132.8 million (including $17.8 million of restricted cash), giving a total net debt of $705.8 million compared with total net debt of $683.9 million at the end of the second quarter of 2009.  Additionally, at September 30, 2009, other liabilities held for sale included $36.8 million of debt relating to the Windsor Court Hotel, which was repaid in October when the hotel was sold.

At September 30, 2009, undrawn amounts available to the Company under committed short-term lines of credit were $25.0 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability at September 30, 2009, to $169.8 million, including restricted cash of $17.8 million.

At September 30, 2009, approximately 56% of the Company’s debt was at fixed interest rates and 44% was at floating interest rates. The weighted average maturity of the debt was approximately 2.7 years and the weighted average interest rate (including margin) was approximately 3.5%.

Outlook

“As we enter the low season period, we see business conditions continuing to stabilize.  Bookings remain very last minute, a trend we expect to continue into 2010”, said Paul White.  “We maintain our tight control of costs and capital expenditures and are pursuing the sale of non-core assets and developed Real Estate in line with our strategy.  Having achieved key milestones in all three of these areas, with further progress expected in the coming months, the Company can now begin to evaluate growth opportunities in management, ownership or a combination of both.  Our aim continues to be to deleverage the Company significantly by the end of 2011, with a targeted 4-5 times ratio of debt to EBITDA on a stabilized basis.”

********

Reconciliation to reported earnings

	Three months ended September 30		Nine months ended September 30
$’000 – except per share amounts	2009	2008	2009	2008
EBITDA	19,315	51,110	46,609	116,688
Adjusted items:
Legal costs (1)	19	—	648	—
Management restructuring (2)	755	—	1,472	—
Impairment (3)	9,809	—	16,857	—
Adjusted EBITDA	29,898	51,110	65,586	116,688

US GAAP reported net (losses)/earnings	(13,015)	6,379	(51,967)	21,505
Discontinued operations net of tax	10,308	14,172	34,473	19,135
Net (loss)/earnings from continuing operations	(2,707)	20,551	(17,494)	40,640
Adjusted items net of tax:
Legal costs (1)	19	—	648	—
Management restructuring (2)	455	—	1,080	—
Impairment (3)	6,866	—	13,914	—
Interest rate swaps (4)	113	583	965	137
Foreign exchange (5)	(3,355)	1,466	(368)	(2,075)
Adjusted net earnings/(loss) from continuing operations	1,391	22,600	(1,255)	38,702
Reported EPS	(0.17)	0.15	(0.80)	0.51
Reported EPS from continuing operations	(0.04)	0.48	(0.27)	0.96
Adjusted EPS from continuing operations	0.02	0.53	(0.02)	0.91
Number of shares (millions)	76.84	42.47	65.08	42.47

(1)           Costs associated with litigation challenging the Company’s class B common share structure, as reported in the 2008 Form 10-K.

(2)           Restructuring and redundancy costs incurred in 2009 as the final part of the Company’s cost reduction program.

(3)           Goodwill and fixed asset impairment charges recorded on four owned properties.

(4)           Swaps that did not qualify for hedge accounting.

(5)           Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

*****************

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (segment EBITDA), and believes that segment EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s segment EBITDA may not be comparable in all instances to that disclosed by other companies. Segment EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the Company’s core operations. Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans, debt reduction, asset sales and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of completing proposed asset sales, adequate sources of capital and acceptability of finance terms made more difficult by the current crisis in financial markets and by weakening national economies, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, inability to reduce funded debt as planned or to agree loan agreement waivers or amendments, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

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Orient-Express Hotels will conduct a conference call on Wednesday, November 4, 2009 at 10.00 am ET (15.00 GMT) which is accessible at +1 866 966 5335 (US toll free) or +44 (0)20 3037 9120 (Standard International access).  The conference ID is ‘Orient-Express’.  A replay of the conference call will be available until 5.00pm (ET) Wednesday, November 11, 2009 and can be accessed by calling +1 866 583 1035 (US toll free) or +44 (0)20 8196 1998 (Standard International) and entering replay access passcode: 3917290#.  A replay will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended September 30, 2009

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended September 30
$’000 – except per share amount	2009	2008

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	67,535	88,117
- North America	19,897	13,184
- Rest of World	29,113	33,437
Hotel management & part ownership interests	(141)	4,664
Restaurants	2,151	2,899
Trains & Cruises	23,944	30,984
Revenue and earnings from unconsolidated companies before Real Estate	142,499	173,285
Real Estate	1,688	3,454
Total (1)	144,187	176,739

Analysis of earnings
Owned hotels
- Europe	25,595	35,905
- North America	(68)	300
- Rest of World	4,704	6,681
Hotel management & part ownership interests	(141)	4,664
Restaurants	(494)	(269)
Trains & Cruises	7,686	10,247
Central overheads	(7,418)	(6,195)
EBITDA before Real Estate and Impairment	29,864	51,333
Real Estate	(740)	(223)
EBITDA before Impairment	29,124	51,110
Impairment	(9,809)	—
EBITDA	19,315	51,110
Depreciation & amortization	(11,041)	(8,931)
Interest	(7,781)	(10,858)
Foreign exchange	4,709	(2,531)
Earnings before tax	5,202	28,790
Tax	(7,909)	(8,239)
Net (losses)/earnings from continuing operations	(2,707)	20,551
Discontinued operations	(10,308)	(14,172)
Net (losses)/earnings on common shares	(13,015)	6,379

(Losses)/earnings per common share	(0.17)	0.15
Number of shares – millions	76.84	42.47

(1)           Comprises earnings from unconsolidated companies of $2,012,000 (2008 - $5,798,000) and revenue of $142,175,000 (2008 - $170,941,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended September 30, 2009

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30
	2009	2008
Average Daily Rate (in U.S. dollars)
Europe	797	962
North America	273	308
Rest of World	282	279
Worldwide	458	517

Rooms Available (000’s)
Europe	82	82
North America	67	66
Rest of World	119	109
Worldwide	268	257

Rooms Sold (000’s)
Europe	48	55
North America	36	41
Rest of World	55	66
Worldwide	139	162

RevPAR (in U.S. dollars)
Europe	470	639
North America	147	193
Rest of World	130	167
Worldwide	238	324

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	470	639	-26%	-18%
North America	193	282	-31%	-31%
Rest of World	145	180	-19%	-18%
Worldwide	280	379	-26%	-20%

ORIENT-EXPRESS HOTELS LTD

Nine Months ended September 30, 2009

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Nine months ended September 30
$’000 – except per share amount	2009	2008

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	133,212	194,100
- North America	75,877	49,772
- Rest of World	85,278	105,044
Hotel management & part ownership interests	1,774	17,618
Restaurants	8,717	12,162
Trains & Cruises	52,205	73,101
Revenue and earnings from unconsolidated companies before Real Estate	357,063	451,797
Real Estate	1,688	11,980
Total (1)	358,751	463,777

Analysis of earnings
Owned hotels
- Europe	37,357	65,277
- North America	11,957	8,936
- Rest of World	17,253	23,061
Hotel management & part ownership interests	1,774	17,618
Restaurants	31	1,516
Trains & Cruises	15,983	21,616
Central overheads	(19,356)	(20,153)
EBITDA before Real Estate and Impairment	64,999	117,871
Real Estate	(1,533)	(1,183)
EBITDA before Impairment	63,466	116,688
Impairment	(16,857)	—
EBITDA	46,609	116,688
Depreciation & amortization	(29,992)	(27,609)
Interest	(24,588)	(33,546)
Foreign exchange	487	2,131
(Losses)/earnings before tax	(7,484)	57,664
Tax	(10,010)	(17,024)
Net (losses)/earnings from continuing operations	(17,494)	40,640
Discontinued operations	(34,473)	(19,135)
Net (losses)/earnings on common shares	(51,967)	21,505

(Losses)/earnings per common share	(0.80)	0.51
Number of shares – millions	65.08	42.47

(1)           Comprises earnings from unconsolidated companies of $6,362,000 (2008 – $18,323,000) and revenue of $352,389,000 (2008 – $445,454,000).

ORIENT-EXPRESS HOTELS LTD

Nine Months Ended September 30, 2009

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30
	2009	2008
Average Daily Rate (in U.S. dollars)
Europe	717	879
North America	364	406
Rest of World	276	282
Worldwide	420	484

Rooms Available (000’s)
Europe	212	217
North America	164	162
Rest of World	353	343
Worldwide	729	722

Rooms Sold (000’s)
Europe	102	128
North America	92	108
Rest of World	174	209
Worldwide	368	445

RevPAR (in U.S. dollars)
Europe	344	519
North America	205	271
Rest of World	136	172
Worldwide	212	299

			Change %
			Dollar	Local Currency
Same Store RevPAR (in U.S. dollars)
Europe	344	521	-34%	-23%
North America	272	368	-26%	-25%
Rest of World	148	184	-20%	-14%
Worldwide	235	332	-29%	-21%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	September 30 2009	December 31 2008

Assets

Cash	132,769	77,826
Accounts receivable	62,515	45,232
Due from related parties	14,519	9,985
Prepaid expenses	25,548	19,297
Inventories	44,206	43,265
Other assets held for sale	74,971	156,207
Real estate assets	107,711	83,983
Total current assets	462,239	435,795

Property, plant & equipment, net book value	1,431,993	1,352,996
Investments	70,681	67,464
Goodwill	149,460	154,054
Other intangible assets	20,795	20,255
Other assets	38,463	38,569
	2,173,631	2,069,133

Liabilities and Equity

Working capital facilities	8,402	54,179
Accounts payable	26,266	23,243
Accrued liabilities	97,059	72,277
Deferred revenue	69,397	55,988
Other liabilities held for sale	42,775	78,837
Current portion of long-term debt and capital leases	170,074	138,813
Total current liabilities	413,973	423,337

Long-term debt and obligations under capital leases	660,064	657,952
Deferred income taxes	168,523	162,199
Other liabilities	36,441	41,476
Total liabilities	1,279,001	1,284,964

Shareholders’ equity	893,061	782,598
Non-controlling interests	1,569	1,571
Total equity	894,630	784,169
	2,173,631	2,069,133